Exhibit T3A.12

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

PRIMUS ACQUISITION SUB, INC.

Primus Acquisition Sub, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of the corporation is: Primus Acquisition Sub, Inc.

SECOND: The certificate of incorporation of the Corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article:

“The name of the Corporation is: iPrimus USA, Inc.”

THIRD: This amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: This amendment was duly adopted in accordance with the applicable provisions or Section 242 of the General Corporation. Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment to be signed by K Paul Singh, its President and Chief Executive Officer, this 30th day of April, 2000.

iPRIMUS USA, INC.,
(formerly Primus Acquisition Sub, Inc.)

By:	/s/ K. Paul Singh
K. Paul Singh, President and Chief Executive Officer

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